Goodwin Procter LLP Counselors at Law 901 New York Avenue NW Washington, DC 20001 T: 202.346.4000 F: 202.346.4444

March 5, 2010

Wells Fargo Variable Trust

525 Market Street

San Francisco, California  94163

            Re:       Wells Fargo Variable Trust

Registration Statement on Form N-14

File Nos. 333-______ and 811-09255

Ladies and Gentlemen:

As counsel to Wells Fargo Variable Trust, a Delaware statutory trust (the “Trust”), we have been asked to render our opinion with respect to the issuance of shares of beneficial interest (the “Shares”), each Share representing an interest in one of Wells Fargo Advantage VT Total Return Bond Fund, Wells Fargo Advantage VT Omega Growth Fund, Wells Fargo Advantage VT Small/Mid Cap Value Fund, Wells Fargo Advantage VT Small Cap Growth Fund, Wells Fargo Advantage VT International Core Fund, Wells Fargo Advantage VT Intrinsic Value Fund, and Wells Fargo Advantage VT Core Equity Fund, each a series of the Trust.  The Shares will be issued and sold pursuant to an Agreement and Plan of Reorganization (the “Plan”) between the Trust and Evergreen Variable Annuity Trust, as described in the prospectus and statement of additional information contained in the Trust’s Registration Statement on Form N-14 (the “Registration Statement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on a certificate of the Delaware Secretary of State and, as to matters of fact material to the opinion set forth below, on representations in the Plan and/or a certificate of an officer of the Trust.  We also have assumed that the Shares will be issued and sold in accordance with the terms and conditions set forth in the Plan and that ownership of the Shares will be duly recorded in the books of the Trust.

The opinion expressed below is limited to the Delaware Statutory Trust Act, as amended,  12 Del. C. §§ 3801-3863.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as Exhibit 11 to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP